                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                         (Amendment No. __________)/1/


                            MCMORAN EXPLORATION CO.
      -------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
         -------------------------------------------------------------
                        (Title of Class of Securities)


                                   582411100
             ----------------------------------------------------
                                (CUSIP Number)


                               November 17, 1998
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [_]   Rule 13d-1(b)

     [_]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)



/1/ The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages

===============================================================================


  CUSIP NO.582411100
           ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Exploration Program L.L.C.
      I.R.S. Identification Number 36-4264218
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            769,535 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             769,535 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      769,535 Shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      00

------------------------------------------------------------------------------

                               Page 2 of 8 pages

===============================================================================


  CUSIP NO.582411100
           ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Phosphate Resource Partners Limited Partnership
      I.R.S. Identification Number 72-1067072
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            769,535 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             769,535 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      769,535 Shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

                               Page 3 of 8 pages

===============================================================================


  CUSIP NO.582411100
           ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      FMRP Inc.
      I.R.S. Identification Number 72-1122135

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            769,535 Shares
                   -----------------------------------------------------------
      SHARES
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          769,535
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      769,535 Shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
       Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                                Page 4 of 8 pages

===============================================================================


  CUSIP NO.582411100
           ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      IMC Global Inc.
      I.R.S. Identification Number 36-3492467
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          769,535 Shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             769,535 Shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      769,535 Shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

                                Page 5 of 8 pages

Item 1(a). Name of Issuer:


           McMoRan Exploration Co.

Item 1(b). Address of Issuer's Principal Executive Offices:

           1615 Poydras Street, New Orleans, LA 70112

Item 2(a). Name of Person Filing:

           Exploration Program L.L.C.
           Phosphate Resource Partners Limited Partnership
           FMRP Inc.
           IMC Global Inc.

Item 2(b). Address of Principal Business Office or, if None, Residence:

           2100 Sanders Road, Northbrook, IL 60062

Item 2(c). Citizenship:

           Exploration Program L.L.C. is a Delaware limited liability company. Phosphate Resource Partners Limited Partnership is a Delaware limited partnership.
           FMRP Inc. is a Delaware corporation.
           IMC Global Inc. is a Delaware corporation.

Item 2(d). Title of Class of Securities:

           Common Stock, par value $.01 per share.

Item 2(e). CUSIP Number:

           58241110

Item 3.    NOT APPLICABLE

Item 4.    Ownership.

           (a) Amount beneficially owned:

               769,535 Shares

           (b) Percent of class:

               5.2%

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote - 769,535

               (ii)  Shared power to vote or direct the vote - 0

               (iii) Sole power to dispose or to direct the disposition of -
                     769,535

                                Page 6 of 8 pages

               (iv) Shared power to dispose or to direct the disposition of - 0



Item 5.   Ownership of Five Percent or Less of a Class.

          NOT APPLICABLE


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          NOT APPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group.

          NOT APPLICABLE

Item 9.   Notice of Dissolution of Group.

          NOT APPLICABLE

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 7 of 8 pages

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 11, 1999
                                        ----------------------------------------
                                                         (Date)


                                        EXPLORATION PROGRAM L.L.C.
                                        by Phosphate Resources Limited
                                        Partnership, its sole member, by IMC
                                        Global Inc., its Administrative Managing
                                        General Partner



                                        /s/ Rose Marie Williams
                                        ----------------------------------------
                                                       (Signature)


                                             Rose Marie Williams, Secretary
                                        ----------------------------------------


                                        PHOSPHATE RESOURCES LIMITED PARTNERSHIP
                                        by IMC Global Inc., its Administrative
                                        Managing General Partner



                                        /s/ Rose Marie Williams
                                        ----------------------------------------
                                                      (Signature)


                                             Rose Marie Williams, Secretary
                                        ----------------------------------------
                                                      (Name/Title)

                                        FMRP INC.



                                        /s/ Rose Marie Williams
                                        ----------------------------------------
                                                      (Signature)


                                             Rose Marie Williams, Secretary
                                        ----------------------------------------


                                        IMC GLOBAL INC.



                                        /s/ Rose Marie Williams
                                        ----------------------------------------
                                                      (Signature)


                                             Rose Marie Williams, Secretary
                                        ----------------------------------------


                               Page 8 of 8 pages